Articles of Amendment to the Second Amended and Restated Articles of Incorporation
of
American Software, Inc.

Article One
The name of the corporation (“corporation”) is AMERICAN SOFTWARE, INC. The control number is J301200.
Article Two
The Corporation hereby adopts the following amendment to change the name of the Corporation. The new name of the Corporation is Logility Supply Chain Solutions, Inc.

Article Three
The amendment was adopted by the board of directors without shareholder action as shareholder action was not required.
Article Four
The date of the adoption of the amendment was September 23, 2024.

Article Five
The undersigned does hereby certify that a request for publication of a notice of the filing of articles of amendment to change the Corporation’s name along with the publication fee of $40.00 has been forwarded to the legal organ of the county of the registered office as required by O.C.G.A. §14-2-1006.1.

Article Six
The articles of amendment shall be effective on October 1, 2024 at 9:00 A.M. Eastern.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on September 27, 2024.

By:	/s/ Vincent C. Klinges
Name:	Vincent C. Klinges
Title:	Chief Financial Officer